FOR IMMEDIATE RELEASE	CONTACT
Kyle Stults Investor Relations (410) 740-0081 kstults@martek.com

MARTEK ANNOUNCES FOURTH QUARTER AND FY 2006 FINANCIAL RESULTS

COLUMBIA, MD – December 12, 2006: Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the fourth quarter and fiscal year ended October 31, 2006. For the fourth quarter of fiscal 2006 (4th Qtr 06), revenues of $67.2 million were achieved, a 20% increase compared to $56.0 million for the fourth quarter of fiscal 2005 (4th Qtr 05). During the 4th Qtr 06, the Company recorded a charge of $4.7 million ($3.0 million, net of income taxes or $0.09 per diluted share) which resulted from a restructuring of Martek’s plant operations (See “Recent Highlights” below). For the 4th Qtr 06, including the effects of the restructuring charge, Martek generated net income of approximately $600,000, or $0.02 per diluted share, compared to net income of $4.9 million, or $0.15 per diluted share, for the 4th Qtr 05. For fiscal 2006 (FY 06), revenues of $270.7 million were achieved, a 24% increase over revenues of $217.9 million for fiscal 2005 (FY 05). For FY 06, Martek earned net income of $17.8 million, or $0.55 per diluted share compared to net income of $15.3 million or $0.48 per diluted share for FY 05.

Excluding the impact of the restructuring charge noted above and stock-option-based compensation expenses of approximately $600,000 and $3.3 million for the 4th Qtr 06 and FY 06 periods, respectively, the Company’s net income on a non-GAAP basis would have been $4.0 million, or $0.12 per diluted share, for the 4th Qtr 06 and $22.9 million, or $0.71 per diluted share, for FY 06 (see “Reconciliation of GAAP to Non-GAAP Net Income Measure” below).

“While I am pleased with Martek’s revenue growth this year of nearly 25% and our progress in growing our revenue base beyond the infant formula business, I recognize the need to continue to work to improve our gross margins. At year-end 2006, we took steps to improve our future manufacturing margins with the restructure of Martek’s plant operations. Our attention is now focused on reducing our cost of ARA production. I am optimistic that we will continue to make progress in diversifying our customer base beyond the infant formula industry in 2007. We have begun to see the early stages of launches of new food and supplement products containing life’sDHA™. I believe that the current level of business development activities in the food and supplement areas will lead to even more and larger launches in 2007 and look forward to seeing a variety of products enriched with life’sDHA™ being made available to consumers of all ages,” stated Steve Dubin, Chief Executive Officer of Martek.

4th Qtr Consolidated Financial Results

Total revenues for the 4th Qtr 06 were $67.2 million, an increase from $56.0 million for the 4th Qtr 05. Contributing to the Company’s revenue growth in the 4th Qtr 06 were continued sales increases in both the U.S. and international infant formula markets.

Gross profit margin percentage for the 4th Qtr 06 was 35% compared to 40% for the 4th Qtr 05 largely due to the Company’s idle capacity at its Kingstree plant which resulted in $3.3 million of direct period costs. In addition, the Company’s contract manufacturing activities for the 4th Qtr 06 operated at a slightly negative margin due, in part, to the low volume at Kingstree and the production mix. The Company’s restructuring of plant operations in late October 2006 will significantly reduce idle capacity costs and increase contract manufacturing margins in fiscal 2007. These gross profit margin improvements in fiscal 2007 should serve to offset a portion of the previously disclosed negative margin effects of ARA unit price increases that are expected to be incurred in the first half of fiscal 2007.

Research and development expenses in the 4th Qtr 06 were $6.9 million, an increase of $1.8 million from the 4th Qtr 05. The increase was due mainly to additional costs incurred by the Company on clinical studies focusing on the cognitive benefits of DHA. Research and development expenses in the 4th Qtr 06 also include non-cash stock-option-based compensation charges of $200,000.

Selling, general and administrative expenses increased to $10.1 million in the 4th Qtr 06 compared to $9.3 million in the 4th Qtr 05. The increase is partially due to non-cash stock-option-based compensation charges of $400,000.

As noted above, the Company recognized a charge of $4.7 million in the 4th Qtr 06 resulting from the plant restructuring announced in October 2006 (see “Recent Highlights” below). This charge primarily includes employee separation costs and a write-down of certain assets supporting production in Winchester. The Company anticipates incurring approximately $500,000 of additional outplacement-related restructuring costs in fiscal 2007 with the large majority of such costs being recorded during the first quarter of fiscal 2007.

Income before income taxes was $1.0 million in the 4th Qtr 06 compared to income before income taxes of $7.7 million in the 4th Qtr 05. Net income of $600,000, or $0.02 per diluted share, was realized in the 4th Qtr 06 compared to net income of $4.9 million, or $0.15 per diluted share, realized in the 4th Qtr 05. If the restructuring charge and non-cash compensation expenses resulting from the Company’s adoption of SFAS 123R were excluded, net of their income tax benefits, the Company’s net income on a non-GAAP basis would have been $4.0 million, or $0.12 per diluted share, for the 4th Qtr 06 (see “Reconciliation of GAAP to Non-GAAP Net Income Measure” below).

FY 06 Consolidated Financial Results

Total revenues for FY 06 were $270.7 million, an increase of $52.8 million or 24% over $217.9 million for FY 05, due mainly to higher sales of nutritional products to the Company’s infant formula licensees. Gross profit margin was 38% and 39% for FY 06 and FY 05, respectively, with FY 06 including $9.6 million of idle capacity costs. Research and development expenses increased by $4.4 million or 21% in FY 06 compared to FY 05 primarily due to additional DHA clinical study costs and stock-option-based compensation charges of $1.2 million. Selling, general and administrative expenses increased by $8.2 million or 25% in FY 06 over FY 05 largely because of higher personnel and legal costs and stock-option-based compensation charges of $2.1 million. As noted above, the Company recognized a restructuring charge of $4.7 million in FY 06. Other operating expenses of $1.2 million and $7.7 million were incurred in FY 06 and FY 05, respectively, and relate primarily to certain production start-up costs. Income before income taxes increased by $4.0 million or 17% in FY 06 compared to FY 05. Net income of $17.8 million, or $0.55 per diluted share, was realized in FY 06, an increase of 17% compared to net income of $15.3 million, or $0.48 per diluted share, in FY 05.

If the restructuring charge and non-cash compensation expenses resulting from the Company’s adoption of SFAS 123R were excluded, net of their income tax benefits, the Company’s net income on a non-GAAP basis would have been $22.9 million, or $0.71 per diluted share, for FY 06 (see “Reconciliation of GAAP to Non-GAAP Net Income Measure” below).

The Company generated cash flows from operations of $37.2 million in FY 06 and $14.1 million during the 4th Qtr 06. As of October 31, 2006, Martek had approximately $26.8 million in cash. During FY 06, the Company was able to repay $22 million of its long-term debt.

Recent Highlights

•	Plant Restructuring – In October 2006, Martek announced plans for the restructuring of plant operations following a review of its current production and cost structure. Under the restructuring, a substantial portion of production previously taking place at the Winchester manufacturing facility was transferred to the Kingstree manufacturing facility. The restructuring is expected to reduce manufacturing costs and operating expenses due to improved overall manufacturing efficiency and a reduction in Martek’s workforce at its Winchester, Kentucky site. Martek will maintain the essential redundancy of dual-plant manufacturing capacity in order to mitigate production risk and to meet future customer demand from the infant formula, food and beverage and other markets. The Company believes that it can bring Winchester’s assets back to full production in a matter of months as required by customer demand.

•	Favorable Verdict in Nutrinova/Lonza Patent Litigation – In October 2006, a jury in the United States District Court for the District of Delaware returned a verdict favorable to Martek in its patent infringement suit against Lonza Ltd., Nutrinova Inc. and Nutrinova Nutrition Specialties & Food Ingredients GmbH. The jury found that certain of Martek’s patents had been infringed and that those patents were valid. While the decision may be appealed, Martek has asked the Court for permanent injunctive relief to prohibit continuing infringement of the patents.

•	National Institutes of Health Selects life’sDHA™ for Study – In October 2006, Martek’s vegetarian source of DHA was selected for use in an upcoming multi-million dollar National Institutes of Health (NIH)-funded study on the effects of DHA in slowing the progression of Alzheimer’s disease. Sponsored by the National Institute on Aging (NIA), one of the 27 Institutes and Centers of NIH, the study will determine whether DHA supplementation slows the progression of cognitive and functional decline in patients with mild to moderate Alzheimer’s disease. Approximately $10.5 million is earmarked to fund the DHA study. The study is a multi-center, double-blind, placebo-controlled study of 400 subjects with mild to moderate Alzheimer’s disease. As part of the study, the lead investigator has filed and now has an active investigational new drug application (IND) with the U.S. Food & Drug Administration (FDA) for Martek’s DHA for the treatment of patients with mild to moderate Alzheimer’s disease. The study will take approximately three years to complete.

•	Multi-Year Exclusive License and Supply Agreement with WhiteWave Foods – In October 2006, Martek and WhiteWave Foods entered into a 15-year license and supply agreement. WhiteWave is planning to develop certain soy beverages containing life’sDHA™. WhiteWave has agreed to purchase, subject to certain circumstances, all of its DHA omega-3 needs from Martek for these products in the United States and designated territories. WhiteWave intends to launch a product containing life’sDHA™ in 2007. All products containing life’sDHA™ will display the life’sDHA™ logo on the packaging, as well as in related promotional materials.

•	New Food Products Launched Containing life’sDHA™ and Co-Branded with the life’sDHA™ logo –

•	Odwalla Launches Second Product – In October 2006, Odwalla, Inc. launched the Soy Smart™ Chai Soymilk drink containing life’sDHA™. This joins a line of soymilks containing life’sDHA™ which Odwalla launched in April 2006.

•	Dynamic Confections Announces Botticelli Choco-Omeg® Bars – In November 2006, the Botticelli Choco-Omeg® line of nutritional bars was re-formulated to include life’sDHA™. The bars are available at Canadian retailers.

•	Flora, Inc. Launches Udo’s Choice® DHA Oil Blend – In November 2006, Udo’s Choice® DHA Oil Blend, a flaxseed oil blend, was launched containing life’sDHA™. Flora’s Udo’s Choice brand is a line of vegetarian, organic and sustainable health oils.

•	Latteria Merano/Milchhof Meran Launches Mente Viva™ Drinkable Yogurt – In November 2006, Italian dairy company Latteria Merano/Milchhof Meran launched Mente Viva™ fortified drinkable yogurt with life’sDHA™. This product is available in supermarkets throughout Italy.

•	Centrale Del Latte Di Brescia Launches Sprintissimo™ Drinkable Yogurt – In November 2006, Italian company Centrale Del Latte Di Brescia launched Sprintissimo™ fortified drinkable yogurt with life’sDHA™. This product is available in supermarkets throughout Italy.

•	Supply Agreement with Mission Pharmacal – In October 2006, Mission Pharmacal, maker of Citracal® dietary supplements, entered into a five-year license and supply agreement with Martek. Under the agreement, Mission Pharmacal has agreed to purchase all of its DHA needs from Martek for prescription pregnancy and nursing products in the United States and other designated territories. There are no minimum purchase requirements or other financial commitments to Martek. Mission Pharmacal will continue to display the life’sDHA™ logo on product packaging, as well as include the life’sDHA™ logo in related marketing, advertising and promotional materials.

•	New Data Published on Benefits of DHA – Recently published reports further discuss the benefits of DHA supplementation.

•	A study conducted by Dr. Nitida Pastor and others published in November 2006 in Clinical Pediatrics found that infants fed a formula containing 17 mg DHA and 34 mg ARA per 100 kcal (Enfalac Premium®, Mead Johnson) had fewer episodes of bronchiolitis and bronchitis at ages 5, 7, and 9 months compared to infants receiving control formula not containing these added long-chain polyunsaturated fatty acids.

•	A study published by Dr. Arja Erkkilä and others in the Journal of Lipid Research in September 2006 noted an important relationship between plasma DHA levels and the reduced progression of cardiac disease. Specifically, women whose DHA levels were above the median at enrollment had slower progression of coronary artery stenosis over a three-year period. This effect was not seen with the other omega-3 fatty acids, ALA or EPA.

•	A study published by Dr. Ernst Schaefer and others in the Archives of Neurology in November 2006 investigated the relationship of blood DHA levels and the development of dementia in a prospective follow-up study of the participants in the Framingham Heart Study. The results of the study noted that subjects with the highest levels of plasma DHA (top 20%) had a significant reduction in the risk of developing dementia from all causes. The study was partially funded by Martek.

Management Outlook

For the first quarter of fiscal 2007 (1st Qtr 07), we expect total revenues to be between $66 million and $69 million, net income to be between $3.5 million and $4.4 million, and diluted earnings per share to be between $0.11 and $0.14. If costs associated with the October 2006 plant restructuring (approximately $500,000 in the 1st Qtr 07) are excluded, net of their income tax benefits, the Company’s net income for the 1st Qtr 07, on a non-GAAP basis, would be between $3.8 million and $4.8 million, and diluted earnings per share would be between $0.12 and $0.15.

In September 2006, the Company announced that higher ARA costs would result in decreases to gross margin of between 400 and 500 basis points starting in the 4th Qtr 06 with such negative margin effects gradually diminishing beginning in the third quarter of fiscal 2007. The Company expects the recently completed restructuring of its plant operations to improve its overall manufacturing costs. When fully realized in the second quarter of fiscal 2007, the cost savings related to the Company’s plant restructuring will offset approximately 300 basis points of the effects of higher ARA prices. During fiscal 2007, Martek will continue to work with its third-party ARA supplier and pursue other strategies in efforts to improve future margins.

For fiscal 2007, the Company expects growth in revenues and improvement in overall profitability as compared with fiscal 2006. We expect to grow our core infant formula business and expand our penetration into the pregnancy and nursing, nutritional supplements and food and beverage markets.

Reconciliation of GAAP to Non-GAAP Net Income Measure

The Company makes reference in this release to non-GAAP presentations of net income and earnings per share that exclude the restructuring charge and stock-option-based compensation expenses. We are providing this information to assist investors in comparing the results of the current period to those in the prior year periods when the non-recurring restructuring charge was not present and stock-option based compensation was excluded under GAAP. We caution investors, however, that these non-GAAP results should only be considered in addition to results that are reported under current GAAP and should not be considered as a substitute for results that are presented under GAAP. Following is a schedule showing the reconciliation of net income reported under GAAP to the non-GAAP financial measure included herein ($ in thousands):

	Three months ended October 31,		Year ended October 31,
	2006	2005	2006	2005
Net income, as reported under GAAP	$641	$4,888	$17,811	$15,284
Add: Restructuring charge	4,729	—	4,729	—
Add: Stock-option-based compensation resulting from the adoption of SFAS 123R in fiscal 2006	613	—	3,272	—
Deduct: Tax benefit of restructuring charge and stock-option-based compensation	(1,949)	—	(2,920)	—

Non-GAAP net income measure	$4,034	$4,888	$22,892	$15,284

Non-GAAP diluted earnings per share	$0.12	$0.15	$0.71	$0.48

Investor Conference Call Webcast

Investors may listen to Martek’s management discuss the Company’s quarterly and annual earnings and other current business issues on Tuesday, December 12, 2006 at 4:45 p.m. Eastern Time by accessing Martek’s website at http://investors.martek.com. The webcast will be available for replay through the close of business on January 12, 2007.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) our belief that we will continue to make progress in diversifying our customer base beyond the infant formula industry in 2007 and that the current level of business development activities in the food and supplement areas will lead to even more and larger launches in 2007; (2) our expectations regarding customer penetration levels, and our rate of revenue and profitability growth in fiscal 2007; (3) our expectations regarding future revenue growth in and customer demand from the infant formula, pregnancy and nursing, nutritional supplements and food and beverage markets; (4) our expectations regarding future costs of production of nutritional oils and production capacity utilization; (5) our expectations regarding the effects of the plant restructuring on future manufacturing costs, operating expenses and improvement in gross profit margin, and the timing of these effects; (6) our expectations regarding additional costs in fiscal 2007 associated with the plant restructuring; (7) our expectations regarding the time required to bring Winchester assets back into service; (8) our statements regarding specific revenue and income expectations for the first quarter of fiscal 2007; (9) our expectations regarding the effect of ARA costs and the plant restructuring on gross profit margins in fiscal 2007; and (10) our expectations regarding launches by our customers of products containing life’sDHA™. These statements are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors and cautionary statements set forth herein and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, Part II, Item 1A of the Company’s Form 10-Q for the fiscal quarter ended July 31, 2006 and other filed reports on Form 10-K, Form 10-K/A, Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation (NASDAQ:MATK) is a leader in the innovation and development of omega-3 DHA products that promote health and wellness through every stage of life. The Company produces life’sDHA™, a vegetarian source of the omega-3 fatty acid DHA (docosahexaenoic acid), for use in foods, infant formula and supplements, and ARA (arachidonic acid), an omega-6 fatty acid, for use in infant formula. For more information on Martek Biosciences, visit www.martek.com.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except share and per share data)

Condensed Consolidated Statements of Income Data

	Three months ended October 31,		Year ended October 31,
	2006	2005	2006	2005
Revenues:
Product sales	$63,809	$51,894	$255,838	$203,765
Contract manufacturing sales	3,377	4,149	14,816	14,087

Total revenues	67,186	56,043	270,654	217,852

Cost of revenues:
Cost of product sales	36,470	29,542	144,457	120,865
Cost of contract manufacturing sales	3,917	3,866	14,676	12,516
Idle capacity costs	3,307	—	9,620	—

Total cost of revenues	43,694	33,408	168,753	133,381

Gross margin	23,492	22,635	101,901	84,471

Operating expenses:
Research and development (1)	6,854	5,022	24,823	20,468
Selling, general and administrative (1)	10,149	9,318	41,614	33,404
Restructuring charge	4,729	—	4,729	—
Other operating expenses	475	851	1,158	7,654

Total operating expenses	22,207	15,191	72,324	61,526

Income from operations	1,285	7,444	29,577	22,945
Interest and other, net	(275)	254	(1,528)	1,125

Income before income tax provision	1,010	7,698	28,049	24,070
Income tax provision (1)	369	2,810	10,238	8,786

Net income	$641	$4,888	$17,811	$15,284

Basic earnings per share	$0.02	$0.15	$0.55	$0.49

Diluted earnings per share	$0.02	$0.15	$0.55	$0.48

Shares used in computing basic earnings per share	32,153,835	31,873,816	32,113,301	31,164,149
Shares used in computing diluted earnings per share	32,341,835	32,517,591	32,343,015	32,031,503
(1) Includes the following amounts related to stock-option-based compensation expense:
Research and development	$236	$—	$1,143	$—
Selling, general and administrative	377	—	2,129	—
Income tax provision	(223)	—	(1,194)	—

Condensed Consolidated Balance Sheets Data

	October 31,	October 31,
	2006	2005
Assets:
Cash, cash equivalents and short-term investments	$26,828	$33,347
Accounts receivable, net	32,746	27,603
Inventories, net	112,320	91,535
Other current assets	10,607	5,929
Property, plant and equipment, net	291,445	290,733
Long-term deferred tax asset	39,436	48,201
Goodwill and other, net	87,464	81,137

Total assets	$600,846	$578,485

Liabilities and stockholders’ equity:
Current liabilities	$49,786	$34,206
Non-current liabilities	55,612	75,074
Stockholders' equity	495,448	469,205

Total liabilities and stockholders’ equity	$600,846	$578,485

Condensed Consolidated Cash Flow Data

	Year ended October 31,
	2006	2005
Operating activities:
Net income	$17,811	$15,284
Non-cash items	34,004	28,411
Changes in operating assets and liabilities, net	(14,606)	(60,839)

Net cash provided by (used in) operating activities	37,209	(17,144)

Investing activities:
Expenditures for property, plant and equipment	(17,779)	(57,181)
Other investing activities, net	(6,862)	(717)

Net cash used in investing activities	(24,641)	(57,898)

Financing activities:
Repayments of notes payable and other long-term obligations, net	(3,009)	(4,375)
Repayments under revolving credit facility, net	(19,000)	(30,000)
Proceeds from common stock and stock options, net	2,922	100,114

Net cash (used in) provided by financing activities	(19,087)	65,739

Net change in cash, cash equivalents and short-term investments	(6,519)	(9,303)
Cash, cash equivalents and short-term investments, beginning of period	33,347	42,650

Cash, cash equivalents and short-term investments, end of period	$26,828	$33,347